Filed pursuant to Rule 433
Registration No. 333-132201
Dated April 28, 2006
Final Terms and Conditions
Issuer:

Toyota Motor Credit Corporation
Agent:

Citigroup Global Markets Inc.
Form:

Senior Unsecured Notes
Ratings:

Aaa/AAA
Trade Date:

April 28, 2006
Settlement Date:

May 3, 2006 (T+3)
Maturity Date:

June 17, 2008
Principal:

$125,000,000
Coupon:

3-month LIBOR (Telerate)  - 3 bps
Interest Rate Reset:

Two New York and London Business Days prior to each Interest Reset Date. Coupon Payment Dates:

Quarterly on the 17th of March, June, September and December, provided that if any Interest Payment Date (other than Maturity Date) would otherwise fall on a day that is not a Business Day, then the Interest Payment Date will be the first following day that is a Business Day, with adjustment for period end dates on a Modified Following Business day Convention.
Price to Public:

100.00%
All-in Price:

99.96%
Proceeds:

$124,950,000
First Coupon Date:

June 17, 2006 (Short 1st coupon interpolated between 1mL and 2mL)
Day Count Convention:

Actual/360
Citigroup DTC:

#274
CUSIP:

89233PYK6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-3580.